Exhibit 99.2

This Statement on Form 4 is filed by: (i) AP Gaming VoteCo, LLC, (ii) Eric L. Press, and (iii) David Sambur.

Name of Designated Filer:  AP Gaming VoteCo, LLC

Date of Event Requiring Statement:  March 21, 2019

Issuer Name and Ticker or Trading Symbol:  PlayAGS, Inc. [AGS]

AP GAMING VOTECO, LLC

By:	/s/ David Sambur
Name:	David Sambur
Title:	Managing Member

ERIC L. PRESS

By:	/s/ Eric L. Press

DAVID SAMBUR

By:	/s/ David Sambur